Exhibit 12 (Continued)
                             U S WEST, INC.
             PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES (1)
                        (Dollars in Millions)

                                                   Quarter Ended
                                                9/30/98    9/30/97
------------------------------------------     ---------  ---------

Pro forma income before income taxes
  and extraordinary item                       $    608   $    609
Interest expense (net of amounts
  capitalized)                                      172        165
Interest factor on rentals (1/3)                     20         23
                                               ---------  ---------
Earnings                                       $    800   $    797

Interest expense                               $    178   $    169
Interest factor on rentals (1/3)                     20         23
                                               ---------  ---------
Fixed charges                                  $    198   $    192

Ratio of earnings to fixed charges                 4.04       4.15
------------------------------------------     ---------  ---------

                                                  Nine Months Ended
                                                 9/30/98   9/30/97
------------------------------------------     ---------  ---------
Pro forma income before income taxes
  and extraordinary item                       $  1,726   $  1,815
Interest expense (net of amounts
  capitalized)                                      495        500
Interest factor on rentals (1/3)                     64         65
                                               ---------  ---------
Earnings                                       $  2,285   $  2,380

Interest expense                               $    512   $    515
Interest factor on rentals (1/3)                     64         65
                                               ---------  ---------
Fixed charges                                  $    576   $    580

Ratio of earnings to fixed charges                 3.97       4.10
------------------------------------------     ---------  ---------

(1) Based on the unaudited pro forma condensed combined statements of income which give effect to the refinancing by U S WEST of the Dex Indebtedness as if such transaction had been consummated as of the beginning of each of the periods presented.